Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Completes Separation of Cyclerion Therapeutics and Becomes a Gastrointestinal (GI)-focused Healthcare Company

– Ironwood capitalizing on GI leadership and expertise in an effort to bring innovative therapies to patients –

– Strategy centered on accelerating LINZESS® (linaclotide) growth and advancing late-stage programs IW-3718 and MD-7246 –

– Business poised to drive revenue growth and begin generating profits –

CAMBRIDGE, Mass., April 1, 2019 – Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a GI-focused healthcare company, today announced that it has completed the tax-free spin-off of its soluble guanylate cyclase (sGC) business, Cyclerion Therapeutics, Inc. (Cyclerion).

Ironwood is executing on its strategy to drive growth as a GI-focused company, building upon its commercial success with LINZESS and advancing its late-stage, first-in-category development candidates including IW-3718 for the potential treatment of persistent gastroesophageal reflux disease (GERD) and MD-7246 for the potential treatment of abdominal pain associated with irritable bowel syndrome with diarrhea (IBS-D). In 2018, Ironwood grew revenue 16% year-over-year to $347 million, driven primarily by U.S. LINZESS collaboration revenue of $264 million and linaclotide API sales of $70 million. In 2019, Ironwood expects revenue to be in the range of $370 to $390 million. The company also expects to provide guidance on 2019 non-GAAP profitability from continuing operations on its first quarter 2019 investor update.

Mark Mallon, chief executive officer of Ironwood, stated, “Today marks the beginning of a new chapter for Ironwood, one that combines a strong drug development and commercial foundation with a sharpened focus on our core objective – creating medicines that make a difference for people living with GI diseases. We are well positioned to deliver on our strategic initiatives, which include accelerating growth of LINZESS, advancing our GI development portfolio, and generating profits from continuing operations on a non-GAAP basis. I am honored and excited to lead a spectacular team in this next phase of Ironwood’s growth and development, and to drive further innovation within the GI market in order to deliver differentiated therapies to patients.”

Cyclerion common stock will begin regular way trading on the Nasdaq Global Select Market under the symbol “CYCN” on April 2, 2019. Ironwood will continue to trade on Nasdaq under the ticker symbol “IRWD.”

As previously announced, the separation was completed through today’s distribution to Ironwood shareholders of one share of Cyclerion common stock for every 10 shares of Ironwood common stock held as of the close of business on March 19, 2019, the record date for the distribution. Ironwood shareholders of record will also receive cash in lieu of any fractional shares of Cyclerion common stock that those holders would have received after application of the above ratio.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company focused on creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). We are currently advancing a Phase IIIb trial evaluating the efficacy and safety of linaclotide on multiple abdominal symptoms, including bloating, pain, and discomfort, in adult patients with IBS-C.

We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of persistent gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated with IBS with diarrhea.

Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit our newly launched website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data. Since its FDA approval in August of 2012 and subsequent launch in December 2012, greater than 2.5 million unique patients have filled approximately 12.2 million prescriptions for LINZESS, according to IQVIA.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

About IW-3718

IW-3718 is a novel, gastric retentive formulation of colesevelam, a bile acid sequestrant, developed by Ironwood using the proprietary Acuform® drug delivery formulation technology licensed from Assertio Therapeutics, Inc. IW-3718 is designed to deliver the bile acid sequestrant to the stomach over an extended period of time where it is positioned to intercept bile before it reaches the esophagus. Data from non-clinical and clinical studies collectively support the extended release and gastric-retentive profile of IW-3718. Ironwood has issued patents and pending patent applications for IW-3718 that are expected to provide patent coverage into the mid-2030s.

About MD-7246

MD-7246 is a delayed release formulation of linaclotide being evaluated by Ironwood and its partner Allergan as an oral, non-opioid, pain-relieving agent for patients in the U.S. suffering from abdominal pain associated with IBS with diarrhea (IBS-D). Linaclotide is thought to work in two ways, based on non-clinical studies: by decreasing the activity of pain-sensing nerves and by increasing fluid secretion into the intestine. MD-7246 is designed to provide targeted delivery of linaclotide to the colon, where the majority of the abdominal pain associated with IBS is believed to originate, with minimal effect on fluid secretion thereby reducing its impact on bowel function. Ironwood and Allergan have issued patents and pending patent applications for MD-7246 that are expected to provide patent coverage into the mid-2030s.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:  http://www.allergan.com/assets/pdf/linzess_pi

IRONWOOD®, the three-leaf logo, LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to achieve profitability and its competitiveness and strategic positioning; the development, launch, commercial availability and commercial potential of our products, product candidates and the other products that we promote and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, our products and product candidates; patent coverage for IW-3718 and MD-7246; and our financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof), including expectations related to revenue. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that we may not achieve the expected benefits of the separation and that the separation could harm our business, results of operations and financial condition; the risk that the costs of the separation outweigh the benefits of the separation; the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of our products and product candidates; decisions by regulatory and judicial authorities; the risk that we may never get sufficient patent protection for our products and product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including ANDA litigation; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, our products or product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; the risk that Ironwood may not achieve profitability; the risk that a separation may adversely impact our ability to attract or retain key personnel; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2018, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements.

Media and Investors:

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

Media:

Maryann Quinn, 617-374-3952

Director, Corporate Communications

mquinn@ironwoodpharma.com